Vringo Announces Completion of $3.35 Million Round of Financing
Raise Represents $850,000 of New Funds and Conversion of $2.5 Million of Notes
Previously Issued in Bridge Financing Led by Benchmark Capital and DAG Ventures

NEW YORK, Dec. 5, 2011 /PRNewswire/ -- Vringo, Inc. (NYSE Amex: VRNG), a provider of software platforms for mobile social and video applications, today announced that it has closed a round of financing totaling approximately $3.35 million, consisting of gross proceeds of $850,000 in new funds from the issuance of 817,303 shares of common stock, and the conversion into common stock of $2.5 million of convertible notes previously issued in a bridge financing led by prominent venture capital firms Benchmark Capital and DAG Ventures in July 2011.

"We are thrilled to announce the closing of this financing, including the conversion of the bridge notes previously issued in the financing led by Benchmark and DAG," said Jon Medved, Chief Executive Officer of Vringo.  "We have strengthened our cash position, eliminated all of our debt and are continuing to build our future business pipeline.  We believe our innovative social mobile applications, early lead in the market and strengthened balance sheet will allow us to make further advancements into the fast-growing mobile social market."

Andrew Perlman, Vringo's President, said, "The proceeds of this financing will significantly improve our capital structure as well as enable us to maintain our strategic vision of mobile social applications such as Facetones™ becoming more mainstream. We have reduced our expenses while continuing to expand our revenues. This additional funding will allow us to grow our business and launch additional software platforms with partners around the world."

The issuance price for the new funds was $1.04 per share, a 20% discount to the closing price of the Company's common stock on November 30, 2011. Upon closing of this new $850,000 million financing, the convertible notes previously issued in the $2.5 million bridge financing led by Benchmark Capital and DAG Ventures were automatically converted into common stock at a 10% discount to the issuance price for the new funds.

Benchmark Capital and DAG Ventures are leading venture capital firms that have been early investors in leading technology companies such as eBay (EBAY), Twitter, Zipcar (ZIP), AdMob (acquired by Google), Plaxo (acquired by Comcast), Chegg, Segway, and Yelp.

The net proceeds received by Vringo from the private placement will be used for sales and marketing expansion, working capital and general corporate purposes.

About Vringo

Vringo (NYSE Amex: VRNG) is a provider of software platforms for mobile social and mobile video services. With its award-winning video ringtone application and other mobile software platforms - including Facetones™, Video Remix and Fan Loyalty - Vringo transforms the basic act of making and receiving mobile phone calls into a highly visual, social experience. Vringo's video ringtone service enables users to create or take video, images and slideshows from virtually anywhere and turn it into their visual call signature. In a first for the mobile industry, Vringo has introduced its patented VringForward technology, which allows users to share video clips with friends with a simple call.  Vringo's Facetones™ product creates an automated video slideshow using friends' photos from social media web sites, which is played each time a user makes or receives a mobile call. Vringo's Video ReMix application, in partnership with music artists and brands, allows users to create their own music video by tapping on a Smartphone or tablet.  Lastly, Fan Loyalty is a platform that lets users interact, vote and communicate with contestants in reality TV series that it partners with, as well as downloading and setting clips from such shows as video ringtones. Vringo's video ringtone application has been heralded by The New York Times as "the next big thing in ringtones" and USA Today said it has "to be seen to be believed." For more information, visit: www.vringo.com.

For comprehensive investor relations material, including fact sheets, white papers, conference calls and video regarding Vringo and its applications, please follow the appropriate link: Investor Portal, White Paper, Overview Video and Facetones Video.

Forward-Looking Statements

This press release includes forward-looking statements, which may be identified by words such as "believes," "expects," "anticipates," "estimates," "projects," "intends," "should," "seeks," "future," "continue," or the negative of such terms, or other comparable terminology. Forward-looking statements are statements that are not historical facts. Such forward-looking statements are subject to risks and uncertainties, which could cause actual results to differ materially from the forward-looking statements contained herein. Factors that could cause actual results to differ materially include, but are not limited to: our ability to raise capital to fund our operations, the continued listing of our securities on the NYSE Amex, market acceptance of our products, our ability to protect our intellectual property rights, competition from other providers and products and other factors discussed from time to time in our filings with the Securities and Exchange Commission. Vringo expressly disclaims any obligation to publicly update any forward-looking statements contained herein, whether as a result of new information, future events or otherwise, except as required by law.

Contacts:
Investor Contact:
Vringo, Inc.
Cliff Weinstein, VP Corporate Development
646-794-4226
cliff@vringo.com

Media Contact:
Vringo, Inc.
Aaron Godfrey, Director of Communications
646-525-4319 x 2547
Email: agodfrey@vringo.com
Skype: agodfrey_vringo
Twitter: @vringo

Financial Communications:
Trilogy Capital Partners, Inc.
Darren Minton, President
Toll-free: 800-592-6067
info@trilogy-capital.com

SOURCE Vringo, Inc.